Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                 ORI:  NYSE
FRIDAY, AUGUST 26, 2005


                     OLD REPUBLIC INTERNATIONAL CORPORATION
                     DECLARES CASH DIVIDEND ON COMMON STOCK

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CHICAGO,  August 26, 2005 - The Board of Directors of Old Republic International
Corporation (NYSE: ORI) declared a quarterly cash dividend on its common stock of 17 cents per share. The common stock dividend is payable September 15, 2005, to shareholders of record on September 2, 2005.

Old Republic International has paid cash dividends on its common stock for the past 64 years without interruption, and has raised the annual payout for twenty-four consecutive years, most recently in March of this year. The Company currently has approximately 182.9 million common shares outstanding.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages in the property and liability, mortgage guaranty, title and life and health insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $11.04 billion and capitalization of $4.21 billion. Its current stock market valuation is approximately $4.62 billion.







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